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                                                             EXHIBIT 99(e)

                           CONSENT OF MERRILL LYNCH

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of One Valley Bancorp, Inc. ("One Valley"), to be dated the date of the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of One Valley with BB&T Corporation, as Appendix C to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY--Exchange Ratio Fair to Shareholders According to One Valley's Financial Advisor," and "THE MERGER--Background of and Reasons for the Merger," and "-- Opinion of Financial Advisor to One Valley." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                               Smith Incorporated

March 24, 2000